UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2005

U-STORE-IT TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-32324	20-1024732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6745 Engle Road Suite 300 Cleveland, OH	44130
(Address of principal executive offices)	(Zip Code)

(440) 234-0700

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 15, 2005, U-Store-It Trust (the “Company”) drew $20 million under its $150 million secured revolving credit facility with Lehman Commercial Paper Inc., as administrative agent, and the other lenders thereunder. Following this draw, approximately $121.5 million was outstanding on this facility and $16.3 million was available for borrowing as of July 15, 2005. The Company has used the funds drawn under this facility primarily to acquire self-storage facilities. The Company has the option of adding additional properties to its borrowing base to increase the amount available to be drawn on this facility, up to a maximum of $150 million.

The revolving credit facility was entered into on October 27, 2004 and is scheduled to mature on October 27, 2007, with the option for a one-year extended maturity date of October 27, 2008. Borrowings under the revolving credit facility bear interest at a variable rate based upon a base rate or a Eurodollar rate plus, in each case, a spread depending on the Company’s leverage ratio. The revolving credit facility is secured by certain of the Company’s self-storage facilities and requires that the Company maintain a minimum “borrowing base” of properties.

The foregoing description of the revolving credit facility is qualified in its entirety by the full terms and conditions of the Credit Agreement dated October 27, 2004, a copy of which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on November 2, 2004.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-STORE-IT TRUST

Date: July 21, 2005	By:	/s/ Steven G. Osgood
Steven G. Osgood
President and Chief Financial Officer

3